Exhibit 10.13(a)

November 17, 2010

David A. Brager

10638 N. Meridian

Fresno, CA 93720

Dear David:

It is my pleasure to confirm the offer of promotion made to you for the position of Executive Vice President and Sales Division Manager of Citizens Business Bank. The position reports directly to Chris Myers, President and Chief Executive Officer.

Position	Executive Vice President and Sales Division Manager

Salary	$275,000 per year. You will be eligible for an annual Performance Review in April of each year, beginning 2012.

Sign On Bonus/Bonus	$100,000

Restricted Stock	10,000 shares upon Board approval, vesting incrementally over a five-year period.

Car Allowance	$1,200.00 monthly.

Country Club Membership	The Bank agrees to reimburse you for monthly dues, fees and reasonable business expenses associated with one club membership.

Performance Compensation	You will be eligible to participate in the 2011 Performance Compensation Plan payable in February 2012. You will have the potential to earn up to 75% of your base salary.

Deferred Compensation	You will be eligible to participate in the Deferred Compensation Plan.

Change of Control	Two year Change of Control

David A. Brager

November 17, 2010

Moving and Temporary Living Allowances	You will be reimbursed for up to $25,000 for all documented moving and temporary living expenses.

You will continue to participate in all the Bank’s benefit plans that you are currently eligible for.

Please feel free to call me if you should have any questions or require additional information.

I am excited to have you as an important part of the Citizens Business Bank Senior Executive Team.

Sincerely,

Christopher D. Myers

President and Chief Executive Officer

I have read this offer and accept the terms of the position described herein.

Signature                                                                                               Date